NEWS   FROM

Petroleum Development Corporation

30:

FOR IMMEDIATE RELEASE:  April 5, 2005

CONTACT:  Steven R. Williams - (304) 842-3597   http://www.petd.com

Petroleum Development Corporation acquires option on approximately

35,000 acres in the Bakken Shale play in western North Dakota;

Also adds to Natural Gas Commodity Options.

Bridgeport, West Virginia... Petroleum Development Corporation (NASDAQ/NMS PETD) today announced that it has acquired an option to develop approximately 35,000 acres of oil and gas leasehold located in McKenzie, Mountrail, Williams and Dunn Counties, North Dakota.  The agreement contemplates the drilling of up to three (3) horizontal test wells targeting oil and gas reserves in the Bakken Shale during 2005.  The first test well is scheduled to be drilled early in the third quarter.  Horizontal development of the Bakken interval has been very successful west of the project area in Richland County, Montana.  To date over 125 successful horizontal wells have been drilled in Richland County and activity is moving across the border into western North Dakota.  Currently there are ten (10) or more wells in various stages of progress targeting Bakken reserves in the emerging North Dakota area of the play with more than a dozen operators competing for acreage in the area.

The Company has added to previously announced natural gas and oil commodities options positions to protect against possible price instability in future months. The Company purchased natural gas put options (floors) to provide downside protection. The costs of these puts are offset by the sale of calls (ceilings). The strike prices for the floors and ceilings were set at levels that allowed two floors to be purchased for each ceiling sold.

The Company set floors at $5.00 per million British thermal unit (Mmbtu) for the period from April 2006 through October 2006 for approximately all of its of current production from its NECO (Northeastern properties Colorado).  The ceilings were set at $8.62.

		Floors		Ceilings
Month Set	Month	Monthly Quantity Mmbtu	Contract Price	Monthly Quantity Mmbtu	Contract Price
	NYMEX Based Hedges - (Appalachian and Michigan Basins)
5/04	Jan 2005 - Mar 2005	180,000	$5.67	90,000	$7.00
2/04	Apr 2005 - Oct 2005	122,000	$4.28	61,000	$5.00
3/05	Apr 2005 - Oct 2005	39,000	$5.75	19,500	$8.37
1/05	Nov 2005 - Mar 2006	156,000	$5.00	78,000	$8.50
3/05	Apr 2006 -Oct 2006	78,000	$5.50	39,000	$7.40

	Colorado Interstate Gas (CIG) Based Hedges (Piceance Basin)
5/04	Jan 2005 - Mar 2005	60,000	$5.04	30,000	$6.00
2/04	Apr 2005- Oct 2005	33,000	$3.10	16,000	$4.43
3/05	Apr 2005 - Oct 2005	38,000	$4.75	19,000	$8.12
1/05	Nov 2005 - Mar 2006	60,000	$4.50	30,000	$7.15
3/05	Apr 2006 - Oct 2006	42,000	$4.50	21,000	$7.25

	Colorado Interstate Gas (CIG) Based Hedges (Wattenberg)
7/04	Jan 2005 - Mar 2005	80,000	$5.00	40,000	$6.20

	NYMEX Based Hedges (NECO)
7/04	Jan 2005 - Mar 2005	150,000	$5.32	-	-
2/04	Apr 2005 - Oct 2005	150,000	$4.26	75,000	$5.00
1/05	Nov 2005 - Mar 2006	150,000	$5.00	75,000	$8.45
4/05	Apr 2006 - Oct 2006	150,000	$5.00	75,000	$8.62

Continue to Page 2

	Oil - NYMEX Based (Wattenberg)
		Bbls		Bbls
8/04	Jan 2005 - Dec 2005	15,000	$32.30	7,500	$40.00

About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the development, production and marketing of natural gas.  The Company operations are focused in the Rocky Mountains with additional operations in the Appalachian Basin and Michigan. During the third quarter of 2004, the Company was added to the S&P SmallCap 600 Index. Additionally, PDC was added to the Russell 3000 Index of companies in 2003.  PDC was named on the FSB: Fortune Small Business Magazine list of America's 100 Fastest-Growing Small Companies in 2001 and 2002.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward- looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

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103 East Main Street • P. O. Box 26 • Bridgeport, West Virginia • Phone:  (304) 842-3597